Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACTS:

Hometown Financial Group, Inc.

Dena M. Hall, EVP, Chief Marketing Officer

413.779.2215 | dhall@bankESB.com

Randolph Bancorp, Inc.

William M. Parent, President and Chief Executive Officer

617.925.1955 | wparent@envisionbank.com

Hometown Financial Group, Inc. to Acquire Randolph Bancorp, Inc.

EASTHAMPTON AND QUINCY, MASSACHUSETTS — MARCH 28, 2022 — Hometown Financial Group, Inc. (“Hometown”), the multi-bank holding company for bankESB, bankHometown and Abington Bank, and Randolph Bancorp, Inc. (NASDAQ: RNDB) (“Randolph”), the bank holding company for Envision Bank, jointly announced today that they have entered into a definitive merger agreement pursuant to which Hometown will acquire Randolph.

Under the terms of the merger agreement, which has been unanimously approved by both boards of directors, Randolph shareholders will receive $27.00 for each share of Randolph common stock. The total transaction value is approximately $146.5 million. The merger is anticipated to close in the fourth quarter of 2022, subject to certain conditions, including the receipt of required regulatory approvals, shareholder approval, and other standard conditions. Randolph’s directors and executive officers who currently own, in the aggregate, approximately 7.65% of Randolph’s outstanding common shares have signed voting agreements pursuant to which they have agreed to vote their shares in favor of the merger.

As a result of the transaction, Envision Bank will merge with and into Abington Bank to create a $1.4 billion bank with 11 full-service retail locations across the South Shore, including the towns of Abington, Avon, Braintree, Cohasset, Holbrook, Marion, Randolph and Stoughton. Envision’s mortgage division also has lending centers in North Attleboro and Quincy as well as three mortgage offices in Massachusetts and one in southern New Hampshire. As part of the merger agreement, at closing, Hometown will add at least one Randolph director to the Hometown and Abington Bank boards of directors.

The transaction will expand Hometown’s market presence in eastern Massachusetts. Following completion of the transaction, Hometown will have consolidated assets of approximately $4.4 billion and a branch network of 38 full-service offices across Massachusetts and northeastern Connecticut.

“With the addition of Envision Bank, we more than double our full-service locations and assets in eastern Massachusetts,” said Matthew S. Sosik, CEO of Hometown Financial Group, Inc. “We are very excited to share the significant resources of Hometown Financial Group with the employees and customers of Envision Bank.”

“Envision Bank customers will enjoy our enhanced products and services and our business customers will benefit from an increase in lending capacity,” said Andrew Raczka, Abington Bank CEO and President.

This transaction will be the sixth strategic merger for Hometown in the last seven years. In 2015, Hometown acquired Citizens National Bancorp., Inc., based in Putnam, Connecticut, and then merged with Hometown Community Bancorp., MHC, the holding company for Hometown Bank, in 2016. It then acquired Pilgrim Bancshares, Inc., and Abington Bank in 2019, and later that same year merged Millbury Savings Bank with and into bankHometown.

“Our holding company structure brings the best of both worlds to our customers, employees, and communities,” Sosik said. “Each bank has deep roots in the neighborhoods they call home, so each can operate independently to harness its own local branding power while taking advantage of our extensive shared resources that take advantage of size, scale, and efficiency.” Sosik said Hometown Financial Group will continue to seek out additional strategic acquisitions and partnerships with like-minded financial institutions.

“We are very pleased to have reached this agreement. Our shared values and complementary business models make this an ideal partnership,” said William M. Parent, President and CEO of Randolph Bancorp, Inc. “Both organizations are highly respected as leaders in the community and we believe Hometown Financial Group’s focus on innovation and technology will help meet the evolving needs of customers of both Hometown Financial Group and Envision Bank by providing greater access to digital banking tools and an expanded branch network. These enhancements will improve the customer experience and create a stronger banking competitor in eastern Massachusetts.”

Piper Sandler & Co. acted as financial advisor to Hometown Financial Group, Inc. and Luse Gorman, PC served as legal counsel. Keefe, Bruyette & Woods, A Stifel Company, acted as financial advisor to Randolph Bancorp, Inc. and Goodwin Procter LLP acted as legal counsel.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding the proposed merger, its timing and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. Certain factors that could cause actual results to differ materially from expected results include: failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company); failure to obtain shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all or other delays in completing the merger; the reputational risks and the reaction of Hometown’s and Randolph’s customers to the transaction; ongoing disruptions due to COVID-19 pandemic on the global economy and financial market conditions and the business, results of operations, and financial condition of Hometown or Randolph; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame; difficulties in integrating Randolph; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; legislative and regulatory changes that adversely affect the business in which Randolph is engaged; changes in the securities markets and other risks and uncertainties. Additional factors that could cause results to differ materially from those described above can be found in Randolph’s Annual Report on Form 10-K for the year ended December 31, 2021 and in its subsequent Quarterly Reports on Form 10-Q, including in the respective Risk Factors sections of such reports, as well as in subsequent filings with the Securities and Exchange Commission, each of which is on file with the Commission and available on Randolph’s website, www.randolphbancorp.com, under the heading “SEC Filings.”

Additional Information and Where to Find It

This press release is not a solicitation of any vote or approval of Randolph shareholders and is not a substitute for the proxy statement or any other documents which Randolph may send to its shareholders in connection with the proposed merger. In connection with the proposed merger, Randolph will provide its shareholders with a proxy statement and other relevant documents concerning the proposed transaction. SHAREHOLDERS OF RANDOLPH BANCORP, INC. ARE URGED TO CAREFULLY READ THE ENTIRE PROXY STATEMENT REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BEFORE MAKING ANY DECISION REGARDING THE TRANSACTION. Randolph’s shareholders will be able to obtain a copy of the proxy statement, and any other relevant documents, without charge, when they become available, at the Securities and Exchange Commission website (www.sec.gov), on Randolph’s website (www.randolphbancorp.com) under the tab “SEC Filings” or by directing a request to:

Lauren Messmore

Executive Vice President and CFO

Randolph Bancorp, Inc.

2 Batterymarch Park, Suite 301

Quincy, MA 02169

The information available through Randolph’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings that Randolph makes with the Securities and Exchange Commission.

Participants in the Solicitation

Randolph and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Randolph’s shareholders in connection with the merger. Information about Randolph’s directors and executive officers is set forth in the proxy statement for Randolph’s 2021 annual meeting of shareholders, as filed with the Securities and Exchange Commission on April 9, 2021. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

About Hometown Financial Group

Hometown Financial Group, Inc. is a $3.6 billion mutual multi-bank holding company headquartered in Easthampton, Massachusetts, and is the parent company of bankESB, bankHometown, and Abington Bank. These separate and distinct banking franchises offer a complete line of consumer and business deposit and lending products through its 33 branch offices located throughout Massachusetts and northeastern Connecticut. Hometown Financial Group recently received national recognition as a Top Workplaces USA award winner for 2022. For more information, visit bankHFG.com.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Envision Bank and its Envision Mortgage Division. Envision Bank is a full-service community bank with five retail branch locations, loan operations centers in North Attleborough and Quincy, Massachusetts, three loan production offices located in Massachusetts and one loan production office in southern New Hampshire. Envision Bank was founded in 1851 as Randolph Savings Bank. As of December 31, 2021, Randolph Bancorp, Inc. had $803 million in total assets.

Envision Bank also previously established the Envision Bank Foundation, Inc., a nonprofit 501(c)3 corporation organized in 2016 to financially support community projects that improve the quality of life in the markets served by Envision Bank.